Exhibit 8.1

August 4, 2017

Board of Directors

Washington Prime Group, Inc.

180 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

We have acted as counsel to Washington Prime Group Inc., an Indiana corporation (the “Company”), in connection with the issuance and sale by Washington Prime Group, L.P., an Indiana limited partnership, the general partner of which is the Company (the “Operating Partnership”), of $750,000,000 of 5.950% Notes due 2024 pursuant to the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on August 21, 2015 and amended by Post-Effective Amendment No. 1 thereto filed with the Commission on July 31, 2017 (the “Registration Statement”) and the related prospectus supplement dated August 1, 2017 (the “Prospectus Supplement”).

Our opinion is based on the assumption that (i) the facts contained in the Registration Statement and the Prospectus Supplement are true and complete in all material respects, and (ii) for federal income tax purposes, the Company qualified as a real estate investment trust (“REIT”) for all taxable years through the taxable year ending December 31, 2016 and that it will qualify as a REIT for its taxable year ending December 31, 2017. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purpose of rendering this opinion. While we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate.

Furthermore, our opinion herein is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary Treasury Regulations promulgated thereunder (the “Treasury Regulations”), administrative pronouncements of the Internal Revenue Service (the “IRS”) and court decisions as of the date hereof. The provisions of the Code and the Treasury Regulations, IRS administrative pronouncements and case law upon which this opinion is based could be changed at any time, perhaps with retroactive effect. In addition, some of the issues under existing law that could significantly affect our opinion have not yet been authoritatively addressed by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

We hereby confirm that, although the discussion set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Notes described in the Prospectus, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Notes, based upon current law.

We consent to the filing of this opinion letter as an Exhibit to the Company’s Registration Statement to be filed with the Commission. We also consent to the reference to our firm name in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “Material U.S. Federal Income Tax Considerations” set forth in the Prospectus Supplement. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Blank Rome LLP
Blank Rome LLP